As filed with the Securities and Exchange Commission on ____________, 1996
                                                       Registration No. 333-4778
- ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ----------
                             PRE-EFFECTIVE AMENDMENT
                                    NO. 1 TO

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        ELECTRONICS COMMUNICATIONS CORP.
- --------------------------------------------------------------------------------
               (Exact name of issuer as specified in its charter)

          Delaware                                            11-2649088
- ----------------------------------                     ------------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)

10 Plog Road, Fairfield, New Jersey                              07004
- ---------------------------------------                       -----------
(Address of Principal Executive Offices)
               (Zip Code)



                          William S. Taylor, President
                        Electronics Communications Corp.
                                  10 Plog Road
                              Fairfield, NJ 07004
                          -------------------------------
                     (Name and address of agent for service)

                                 (201) 808-8862
                  ---------------------------------------------
          (Telephone number, including area code of agent for service)
                                   ----------
                                   copies to:

                             Joel C. Schneider, Esq.
                             Sommer & Schneider LLP
                         600 Old Country Road, Suite 535
                              Garden City, NY 11530
                                 (516) 228-8181

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

     If the Only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

PRELIMINARY PROSPECTUS                  SUBJECT TO COMPLETION DATED_________

                        ELECTRONICS COMMUNICATIONS CORP.

                         104,145 SHARES OF COMMON STOCK
            800,000 CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                   AND 800,000 SHARES OF COMMON STOCK ISSUABLE
                  UPON EXERCISE OF CLASS A REDEEMABLE WARRANTS.


     This Prospectus relates to 104,145 shares of Common Stock, par value $.05 (the "Common Stock") and 800,000 Class A Redeemable Common Stock Warrants ("A Warrants") and 800,000 shares of Common Stock issuable upon the exercise of the A Warrants. The Common Stock, A Warrants and the shares of the Company's Common Stock, underlying the A Warrants will be sold by holders of such securities. See "Selling Securityholders". Each A Warrant entitles the holder thereof to purchase one share of Common Stock, at $5.00 per share during the period from May 12, 1995 to May 12, 1999 (the "Exercise Period"). The A Warrants are subject to redemption by the Company, with the prior consent of Investors Associates, Inc., the representative of the several Underwriters ("Representative") of the Company's public offering consummated on May 19, 1995, at $.001 per A Warrant at anytime following May 12, 1996, on 45 days prior written notice, provided the closing bid quotation for the Common Stock or NASDAQ is at least $8.00 for the 20 consecutive trading days ending three days prior to the notice of redemption. See "Selling Securityholders" and "Description of Securities". The Common Stock, A Warrants and shares of Common Stock issuable upon the exercise of A Warrants are sometimes collectively referred to herein as the "Securities".

     The Company will not receive any of the proceeds from the sales by the Selling Securityholders. The Selling Securityholders' Securities may be offered from time to time by the Selling Securityholders, through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or negotiated prices.

     The Selling Securityholders maybe deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Selling Securityholders' Securities as principals, any profits received by such broker-dealers on the resale of the Selling Securityholders' Securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Selling Securityholders' offered by Selling Securityholders will be borne by the Company. Brokerage commission, if any, attributable to the sale of the Selling Securityholders' Securities will be borne by the Selling Securityholders.

     No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the A Warrants and Common Stock by the Selling Securityholders, may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders, in connection with sale of the Securities.

                                -----------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
                    "RISK FACTORS" APPEARING ON PAGES 11-19.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                                -----------------

                 The date of this Prospectus is ______________.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1204, Washington, DC 20549; at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and at 75 Park Place, Suite 1400, New York, NY 10007. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, DC 20002.

                           REPORTS TO SECURITYHOLDERS

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year following the end of each quarter.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents are incorporated by reference in this Registration Statement and made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; and

     (b) The Company's Amended Annual Report on Form 10-KSB/A-1 for the fiscal year ended December 31,1995; and

     (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996; and

     (d) The Company's Amended Quarterly Report on Form 10-QSB/A-1 for the quarter ended March 31, 1996; and

     (e) The Company's Prospectus filed pursuant to Rule 424(b) on May 15, 1995 as part of Registration No. 33-89336.

     (f)  Te Company's Form 8-K dated July 9, 1996

     (g) All other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining in the Registration Statement and to be part thereof from the date of filing of such documents.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates). Request should be directed to Brenda Taylor, Corporate Secretary, Electronics Communications Corp., 4 Madison Road, Fairfield, New Jersey 07004, telephone number (201) 808-8862.

     Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Until ______________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus with respect to their solicitation of offers to purchase the Securities offered hereby.

                               PROSPECTUS SUMMARY

     The following information is qualified in its entirety by more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.

The Company

     Electronics Communications Corp. (the "Company") is a Delaware corporation engaged in the sale of cellular telephone service and related equipment. The Company has four wholly-owned subsidiaries, Free Trade Distributors, Inc., Trade Zone Distributors, Inc., Electrocomm Wireless, Inc. and Personal Communications Network, Inc. Free Trade Distributors, Inc. ("Free Trade"), a New Jersey corporation, distributes cellular mobile telephones and other home office products (including electronic organizers, fax machines and copy machines), through a network of dealers, typically, car stereo and automobile dealerships, audio/video retailers, telephone inter-connect companies and some chain stores. Trade Zone Distributors, Inc. ("Trade Zone"), a New Jersey corporation, is an agent Bell Atlantic NYNEX Mobile Communications, Inc. ('BANMC") authorized to appoint sub-agents (thereby, in the opinion of management, constituting the Company a "master agent") and provides cellular telephone service through its dealer network and through a direct sales force. Trade Zone acts as a non-exclusive master agent for BANMC in the Cellular Geographic Service Area ("CGSA") comprising the Washington D.C./Baltimore area extending north to the New York metropolitan area.

     Electrocomm Wireless, Inc. ("Electrocomm"), a Delaware corporation, plans to become a radio paging carrier in the New York City Metropolitan Area and in the entire State of New Jersey (the "Paging Service Area"). To that end, Electrocomm has been granted two paging licenses from the Federal Communications Commission ("FCC"). Electrocomm has signed an agreement to purchase 18 paging transmitters and the system is presently being built. The Company anticipates that the system should be completed no later than June 1, 1996. Accordingly, the Company will begin marketing its paging services in mid 1996. Electrocomm has also completed the acquisition and transfer of seven two-way radio licenses in the UHF band to offer commercial radio service over the frequencies utilizing mobile trunking technology. Electrocomm has completed the construction of the system and is currently testing the transmission. Electrocomm commenced marketing this system in early 1996.

     Personal Communications Network, Inc. ("PCN"), a Delaware corporation was formed to enter the FCC Personal Communications Services ("PCS") Basic Trading Areas ("BTA") Auction. The auction commenced on December 18, 1995 and PCN placed a deposit of $1,000,000 with the FCC to participate in the auction. On May 8, 1996, PCN won six PCS licenses entitling; the Company to operate wireless PCS telephone systems covering 1.5 million people in three states.

     The licenses were won in the recently concluded Federal Communications Commissions "C" Block Auction. The markets awarded the Company include Elmire-Corning, New York; Bangor/Lewiston-Auburn/Waterville-Augusta, Maine; and Burlington/Rutland-Bennington,

Vermont. The Vermont markets encompass virtually the whole state. The Maine markets cover a majority of the population and most of the state geographically. The licenses expire and are subject to renewal after ten (10) years.

     The Company's total winning bids amounted to $26,452,200, after the 25% discount provided to small businesses, which the Company qualifies for, under the terms of the auction. The Company utilized the above described $1,000,000 deposit and will pay an additional $1,645,220 or an aggregate of 10% of the winning bids upon the grant of the license, which is anticipated shortly.

     The Company raised the balance of the downpayment in a private placement. See "Recent Significant Developments". The remaining balance will be paid out over the next 10 years with interest only during the first six years. In the future, the Company will attempt to secure additional equity or debt financing to pay for the remaining balance due on the licenses.

     On June 28, 1996, the Company completed the acquisition of 51% of the issued and outstanding stock of Threshold Communications, Inc. ("TCI") for an aggregate purchase price of $1,114,000. Previously, the Company loaned TCI an aggregate of $725,000, which in addition to 194,500 shares of the Company's Common Stock (at the time was $2.00 per share) represented the consideration paid by the Company. TCI is a recently formed corporation engaged in the radio paging business. TCI has recently acquired a paging subscriber base, associated paging hardware and a paging carrier agreement with Skytel, a company that provides nationwide paging, voice messaging and related messaging services to subscribers and others. In addition, TCI owns a 900 megahertz FCC paging license in the Paging Service Area and holds a long-term lease for a paging transmission site.

     On March 22, 1996 TCI acquired substantially all of the assets and assumed certain liabilities of General Communications and Electronics, Inc. ("GCE"). As part of the transaction with GCE, TCI, became a paging reseller with a subscriber base of approximately 9,000 persons. TCI offers paging service primarily through various paging carriers in the New York metropolitan area. TCI offers national paging service through a sales and distribution agreement with Skytel. Under this agreement, TCI pursues regional and national accounts through its present dealer network in the Paging Service Area. TCI also has the necessary infrastructure to operate a paging operation, including but not limited to a full service technical shop and repair facility, engineering capability, marketing and sales force, billing and collection systems and ancillary product support capability for paging related products.

     The Company's offices are located at 10 Plog Road, Fairfield, NJ 07004. Its telephone number is (201) 808-8862.

                                  THE OFFERING
Common Stock being offered by Selling Securityholders.........        104,145

A Warrants being offered by Selling Securityholders...........        800,000

A Warrants Outstanding .......................................      4,270,000

Common Stock Outstanding assuming no exercise of
     outstanding A Warrants...................................      4,134,294

NASDAQ Symbols for:

     Common Stock...........            "ELC"

     A Warrants.................        "ELCCW"

Boston Stock Exchange Symbols for:

     Common Stock..........             "ELCC"

     A Warrants................         "ELCW"


Description of A Warrants................    Each A Warrant is exercisable
                                             during the period from May 12,
                                             1995 to May 12, 1999. Each A
                                             Warrant entitles the holder to
                                             purchase one share of Common Stock
                                             at a price of $5.00. The A
                                             Warrants are redeemable by the
                                             Company at $.001 per A Warrant
                                             under certain  conditions. See
                                             "Description of Securities".

Risk Factors.............................    An investment in the Securities
                                             offered hereby involves a high
                                             degree of risk.  Prospective
                                             investors should review carefully
                                             and consider the factors described
                                             in Factors".

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table set forth certain summary consolidated financial data of the Company and its subsidiaries at the dates and for the periods indicated. These summary consolidated financial data do not purport to be complete and should be read in conjunction with the consolidated financial statements and notes thereto set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, which financial statements are incorporated herein by reference, and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein.


                                                       Year Ended                        Three Months Ended
                                                       December 31,                            March 31
                                           -------------------------------------       -----------------------
                                             1995           1994      1993               1996          1995
                                             ----           ----      ----               -----         ----
Statements of Operations Data:     (unaudited)


Sales                                      $8,736,515    $9,423,964   $6,377,425       $2,263,526   $1,602,764
Gross Profit                                1,172,421     1,241,277      470,523          546,275      293,168
Operating Income (Loss)
     Before Other Expenses and Income Taxes  (892,823)      125,460     (242,847)          25,019       10,314
     Income (Loss) Before Income Taxes     (2,628,959)       34,093     (296,626)           1,257     (406,977)
Net Income (Loss)                          (2,628,959)       29,819     (296,626)           1,257     (406,977)
Earnings (Loss) Per Share                       (1.11)          .02         (.25)            0.00         (.27)
Weighted Average Common
     Shares and Equivalent
     Shares Outstanding                     2,368,809     1,506,227  1,176,086         3,082,318  1,516,086


                      December 31,    December 31,
                          1995            1994      March 31, 1996
                         Actual          Actual       Unaudited
                      -------------  ------------- -----------------

Balance Sheet Data

Current Assets         $ 5,428,434   $ 2,309,894    $ 5,177,410
Total Assets             6,246,658     3,231,332      6,315,431
Working Capital          1,724,852      (615,872)     1,953,825
Total Liabilities        3,703,582     2,925,766      3,311,379
Stockholders' Equity     2,464,275       305,566      3,004,052


                      PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following Unaudited Pro Forma Statements of Consolidated Balance Sheets and Statements of Operations for the year ended December 31, 1995 and the period ended March 31, 1996 gives effect to the acquisition of 51% of Threshold Communications, Inc. as if this transaction occurred in the beginning of the periods specified. The Unaudited Pro Forma Consolidated Balance Sheets are presented for December 31, 1995 and March 31, 1996. The Unaudited Pro Forma Consolidated Statements of Operations are for the periods ending December 31, 1995 and March 31, 1996. All of the entities presented have either historically or pro forma use calendar year ends for reporting purposes.


                                             Year Ended      Three Months Ended
                                          December 31, 1995    March 31, 1996
                                          -----------------  -------------------
Statements of Operations Data:

Sales                                        $11,172,097         $2,914,398

Gross Profit                                   2,403,022            866,564

Operating Income (Loss)
    Before Other Expenses and Income Taxes    (2,935,935)          (112,142)
    Income (Loss) Before Income Taxes         (3,021,040)          ( 58,356)
Net Income                                    (3,021,040)          ( 58,356)
Earnings (Loss) Per Share                          (0.92)             (0.02)
Weighted Average Common
    Shares and Equivalent
    Shares Outstanding                         3,267,657          3,267,657



                                          December 31, 1995    March 31, 1996
                                          -----------------  -------------------
Balance Sheet Data:

Current Assets                                $5,168,036          $4,549,261
Total Assets                                   7,662,885           7,551,171
Working Capital                                   57,354             302,413
Total Liabilities                              5,110,682           4,246,848
Stockholder's Equity                           2,233,368           2,881,519


                         RECENT SIGNIFICANT DEVELOPMENTS

     On July 21, 1995, the Company entered into an Advertising and Promotional Services Agreement, pursuant to which the Company agreed to issue 200,000 shares of its Common Stock, $.05 par value, in exchange for services previously provided to the Company. These services included analysis, advice, advertising and promotional ideas and a marketing campaign in connection with the Company's development of its distribution of cellular products in South America. The Company issued the stock to the consultant on August 8, 1995.

     On June 28, 1996, the Company completed the acquisition of 51% of the issued and outstanding stock of Threshold Communications, Inc. ("TCI") for an aggregate purchase price of $1,114,000. Previously, the Company loaned TCI an aggregate of $725,000, which in addition to 194,500 shares of the Company's Common Stock (at the time was $2.00 per share) represented the consideration paid by the Company. TCI is a recently formed corporation engaged in the radio paging business. TCI has recently acquired a paging subscriber base, associated paging hardware and a paging carrier agreement with Skytel, a company that provides nationwide paging, voice messaging and related messaging services to subscribers and others. In addition, TCI owns a 900 megahertz FCC paging license in the Paging Service Area and holds a long-term lease for a paging transmission site.

     On March 22, 1996 TCI acquired substantially all of the assets and assumed certain liabilities of General Communications and Electronics, Inc. ("GCE"). As part of the transaction with GCE, TCI, became a paging reseller with a subscriber base of approximately 9,000 persons. TCI offers paging service primarily through various paging carriers in the New York metropolitan area. TCI offers national paging service through a sales and distribution agreement with Skytel. Under this agreement, TCI pursues regional and national accounts through its present dealer network in the Paging Service Area. TCI also has the necessary infrastructure to operate a paging operation, including but not limited to a full service technical shop and repair facility, engineering capability, marketing and sales force, billing and collection systems and ancillary product support capability for paging related products.

     On January 16, 1996 the Company consummated a Private Placement Offering of 69,430 shares of the Company's $.05 par value common stock at a price of $2.25 per share. The total offering resulted in gross proceeds of $156,218. The proceeds of this offering were utilized as general working capital. Each subscriber, in addition to the shares, received demand registration rights, which require the Company to file a Registration Statement upon request of 25% or more of the shares sold in the offering at anytime during the 18 month period commencing 30 days from the closing date.

     In March 1996, the subscribers demanded that the Company file a Registration Statement covering their shares. The Company at that time was unable to comply with the request. In order to avoid a potential litigation for failing to file a Registration Statement on a timely basis, the Company issued an aggregate of 34,715 additional shares to the subscribers. These shares along with the original 69,430 shares are being registered herein.

     On February 29, 1996, the Company entered into a financing arrangement with a corporation in the amount of $134,000. The proceeds of this loan were utilized as general working capital. Interest is payable at a rate of 10% in monthly installments of $1,117 per month. The loan becomes due on February 28, 1997. As additional consideration, the Company issued the corporation 800,000 "A" warrants with 90 day registration rights and "piggy back" registration rights with any other offering of the Company. These A Warrants are being registered herein

     On March 21, 1996, the Company entered into a letter of intent with an investment banking firm (the "Placement Agent"). Pursuant to which the Company will offer $6,000,000 principal amount of the Company's Subordinated Convertible Debenture (the "Debenture"). The principle amount of the Debentures shall be convertible into shares of the Company's common stock at the option of the holder, immediately upon issuance, at a price equivalent to 25% discount from the average high closing bid price for five days prior to the conversion or $1.50, whichever is less. The Debenture bears interest at the rate of 5% per annum payable on April 1 of each year commencing April 1, 1997. The Debentures are redeemable and callable for conversion under certain circumstances. The Company has agreed to the Placement Agent a placement fee equal to 10% of the gross proceeds, a 2% non-accountable expense allowance and to issue 200,000 Warrants to purchase the Company's common stock at $2.25 per share. As of the date hereof, the Company has sold an aggregate of $2,715,000 of the Debentures. Such proceeds were received by the Company in two tranches. The Placement Agent has advised the Company that it has temporarily concluded offering the debentures and will start a new offering on or about July 1, 1996. The Company has used the proceeds of this offering pay its downpayment for the licenses it won in the recently concluded PCS auction, build out its paging system and general working capital purposes.

     In May, 1996 the Company sold an aggregate of 500,000 shares of its Common Stock for $625,000 or $1.25 per share. The Company received net proceeds from this sale of $543,750. The Company utilized the proceeds generated by this issuance of stock for general working capital purposes.

     On March 4, 1996 the Company commenced an action entitled Electronics Communications Corp. as Plaintiff against Toshiba America Consumer Products, Inc. ("Toshiba") and Audiovox Corporation, case number 96 Civ. 1565 in the United States District Court, Southern District of New York. The complaint asserts claims for antitrust, breach of contract, tortious interference with contract and tortious interference with prospective economic advantage and business relations. The complaint seeks damages in excess of $5,000,000. This action was commenced because the Company expended significant monies and resources including the issuance of 200,000 shares of the Company's Common Stock to a consultant in anticipation of a South American cellular telephone program which the Company was to undertake exclusively on behalf of Toshiba. Immediately prior to the commencement of the program, Toshiba discontinued manufacturing the line of cellular telephones that the program was designed to offer. This unilateral decision has caused significant damages to the Company and the Company will vigorously prosecute this claim.

                                  RISK FACTORS

      The securities of the Company being offered by this Prospectus involve a high degree of risk. They should be purchased only by a person who can afford to lose his or her entire investment. Therefore, each prospective investor should, prior to purchase, consider carefully the following risk factors, together with other information in this Prospectus.

Competition; Uncertainties Related to New Business

     The telecommunications industry in general, and the area of cellular telephone service and equipment sales in particular, are highly competitive. Among the Company's competitors are resellers of cellular telephone service and cellular telephone system operators, such as those the Company represents as an agent and other equipment manufacturers and distributors. In addition, the Company's products and services are in competition with other products providing similar benefits to the consumer such as, radio pages and mobile radios. Competitive factors include quality of transmission, price, service and the ability to increase sales through marketing. There are numerous paging carriers operating in the Paging Service Area. While the Company believes it can appeal to consumers, there can be no assurance that the Company can achieve a sufficient customer base to operate a paging service profitably. Among the Company's competitors are numerous companies that have vastly greater financial resources, experience, and larger marketing and sales staffs than those of the Company. Accordingly, there can be no assurance that the Company will be able to compete successfully with other companies or that it will operate profitably.

History of Losses

      The Company incurred net losses of $2,628,959 from sales of $8,736,515 for the year ended December 31, 1995 compared to a net income of $29,819 from sales of $9,423,964 for the year ended December 31, 1994. During 1995, a part of the losses totaling $1,548,415 represented non-cash expenses related to the issuance of shares of Common Stock and Warrants as part of the Company's Bridge Financing ($473,415) and the issuance of shares of Common Stock relating to an Advertising and Promotional Services Agreement ($1,075,000). During the years ended December 31, 1993 and 1992, the Company's sales were $6,377,425 and $3,116,739 and the
Company incurred net losses of $296,626 and $48,100, respectively. For the three months ended March 31, 1996 the Company had net income of $1,257. The Company intends to continue its cellular agency business and wholesale distribution of home office products which management believes will continue to grow. The Company has invested in domestic paging systems, wireless telephone systems and other telecommunications products, which may not be profitable for an extended period of time, if at all. The Company was high bidder for six personal communication services ("PCS"), which is a highly speculative endeavor. Such license, when granted to the Company, may not result in the development of a commercially feasible system or revenues for an extended period of time.

Need for Additional Financing

     The Company's plans call for it to act as a paging carrier in the Paging Service Area and to bid for PCS licenses. While the Company believes it has adequate capital from its recently completed public offering to construct, develop and market its paging system consisting of equipment and installation costs of $485,000, engineering expenses of $50,000 and marketing expenses of $65,000 (assuming the outright purchase of the paging equipment),it will require substantial additional capital to build a PCS system. The Company was high bidder for six licenses covering 1.5 million people in three states. The Company's total winning bids amounted to $26,452,200. The Company utilized the $1,000,000 deposit and will utilize $1,645,220 of the proceeds received from the sale of Debentures to pay the 10% downpayment upon the granting of the licenses. The estimated capital cost, over a period of five to ten years, for the build out of the system and payment of the licenses is $30,000,000 to $35,000,000. This includes interest of approximately $1,500,000 per year on the licenses. Although vendor financing for telecommunications equipment is generally available, there can be no assurance that such financing will be available to the Company on acceptable terms, if at all. In addition, the Company will require additional capital to make the license payment. Although management believes it can obtain such financing there is no assurance that such financing will be available and at terms acceptable to the Company.

Dependence Upon External Suppliers

      The Company will not manufacture its cellular telephone equipment or home office equipment. Such equipment is supplied by a variety of vendors such as Blaupunkt, NYNEX, Ericsson, Motorola, Cannon, Sharp, Mitsubishi, NEC America, Inc. and others. The Company will be relying upon external sources, none of which will be legally bound to supply the Company with its requirements. There can be no assurance that a suitable supply of equipment will be available at such times as the Company requires, if at all, except at higher than anticipated cost and possibly some sacrifice of quality. Nevertheless, it is the Company's policy to seek supplies of its products at advantageous prices from a variety of sources which it could not do if it was contractually bound to a supplier. In addition, during fiscal year 1995, the Company purchased 100% of its cellular telephones from four major suppliers. The loss of a relationship with any of these suppliers could have a substantial impact on the business of the Company.

Dependence Upon External Suppliers of Cellular Service

     The Company is dependent upon non-wireline and wireline carriers to supply it with cellular telephone service. The Company is presently being supplied with cellular telephone service under agency agreements with NYNEX and Bell Atlantic. The Company would be materially adversely affected if either NYNEX or Bell Atlantic terminated its agency agreement, failed to provide adequate service or if they experienced financial, technical or regulatory difficulties or if future demand exceeds current service capabilities. In addition, the Company's ability to expand it cellular telephone service as an agent is dependent upon its ability to enter into agency agreements with other cellular telephone system operators and there is no assurance that the Company would be successful in such expansion efforts.

Lack of Management's Experience in Building and Operating a New Paging System and a PCS System

     The Company and its current executive officers have not had any prior experience in the construction and development of a paging system or PCS system. To date, the Company has consulted with several engineers and paging operators and intends to hire a systems manager and engineer to manage and operate the paging system. There can be no assurance that the Company will be able to hire qualified individuals to fill these positions. Further, while the Company believes that the paging system it is planning to build will have adequate power, range and transmission quality to enable it to operate effectively, there can be no assurance that the paging system will be able to function on a competitive basis. While there are presently no PCS systems in operation, the Company's President, William S. Taylor, has experience managing the construction and operation of a cellular service system which management believes is similar to a PCS system. Mr. Taylor is the only officer of the Company that has any experience in operating and constructing a wireless communications system.

Possible Changes in Government Regulation; Foreign Ownership Changes

     Both the Federal Communications Commission (the "FCC") and state regulatory agencies have regulatory jurisdiction over the cellular telephone industry. The FCC regulates and licenses cellular telephone system operators, but does not currently regulate or license agents of cellular telephone systems operators. There can be no assurance that the FCC or state regulatory agencies will not regulate such business in the future. State regulatory agencies regulate cellular telephone system operators, while agents are not subject to regulation at this time. The FCC licenses cellular mobile telephone and other mobile radio carriers, and the Communications Act of 1934, as amended, has preempted state and local rate and entry regulation. The FCC's jurisdiction extends to all providers of commercial mobile radio service (including paging and traditional two-way mobile). States and localities may exercise narrow authority over carriers and regulate, for example, service "practices." With prior FCC approval, however, states may be granted authority to regulate rates. Agents such as the Company are not regulated by the FCC and are only subject to regulations imposed by states and local jurisdictions on general businesses. There can be no assurance that the FCC will not adopt regulations or take actions that would have a material adverse effect on the Company's business. Similarly, although most states and localities may simply continue to exercise traditional regulatory powers over commercial mobile radio service providers, some states may, seek and obtain FCC approval to impose rate regulation on businesses operated by the Company or on for which it acts as agent, or expand existing regulations. The Communications Act prohibits the issuance of a common carrier (including PCS, cellular, paging, and other commercial mobile radio services) license to, or the holding of a common carrier license by, any corporation of which any officer or director is a non-U.S. citizen or of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a common carrier license to, or the holding of a common carrier license by, any corporation directly or indirectly controlled by any other corporation of which any officer or more than 25% of the directors are Aliens or of which more than 25% of the capital stock is owned of record or voted by Aliens. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. As of the date hereof, less than 10/% of the outstanding shares of Common Stock are held by Aliens. To insure the Company remains in compliance with the Communications Act it will from time to time poll its largest stockholders and review its stockholder list. The Company, to date, has not determined a policy, in the event its foreign ownership exceeds the FCC maximum but it may be required to take appropriate action to encourage foreign investors to divest ownership.

Uncertainties Related to Personal Communications Services Auction

     The Company intends to participate in the FCC auction to acquire PCS licenses for Basic Trading Areas ("BTA") which is scheduled for December 18, 1995. A BTA is a geographical service area based on the Rand McNally 1992 Commercial Atlas & Marketing Guides 123rd Edition. The United States is divided into 493 BTAs. Auctions for Major Trading Areas (MTAs") have been completed, but due to the wide disparity in frequency spectrum available to the licensee and the relative populations encompassed by MTAs vs. BTAs, prices paid for MTA licenses are not indicative of the value of licenses for BTAs. There are a number of factors that make this venture highly speculative. There can be no assurance that the Company will obtain a license as a result of the bidding process or that any license it acquires will justify the expenditures for license fees. The Company intends to bid in the entrepreneurs' blocks, the PCS frequency blocks designated "C" and "F". In those blocks, the FCC has reserved spectrum for entrepreneurial businesses and small businesses. The FCC planned to award bidding preferences and enhanced installment payments to small businesses and to designated entities controlled by women or minorities. Under current rules the Company meets the FCC's definition of a "small business," and would enjoy a 10 bidding credit and the ability to pay winning bids over a 10-year period with interest-only during the first two years. Under the FCC rules small businesses controlled by women or minorities would be entitled to a 25% bidding credit and to a more favorable payment plan. This factor would give these groups a distinct financial advantage in bidding for a license. Additionally there may be small businesses that have greater resources than the Company which may bid on licenses targeted by the Company. Accordingly, there can be no assurance that the Company will be a successful bidder.

Uncertainties Related to Building and Operating a Personal Communication Service System

     In the event the Company is a successful bidder in the PCS auction, the Company would be required to build a network infrastructure. The Company does not presently know which BTA or BTAs it will be successful in acquiring and therefore cannot prepare a development budget with any degree of accuracy. The Company may seek a joint venture partner to assist in the construction of an infrastructure, but there can be no assurance that a joint venture partner will be available. Nor can it be determined that the characteristics of the BTA will make it commercially feasible to build such infrastructure. Finally, PCS is in its infancy stage and there is no assurance that the technology will be commercially viable, or will be competitive with existing technology.

Technological Obsolescence

     The telecommunications industry in general and wireless communications in particular, are undergoing rapid and significant technological change. The Company will need access to improving technology in order to remain competitive. There can be no assurance that the Company can obtain access to such new technology through licensing agreements, joint ventures or otherwise. The Company does not allocate significant financial resources to research and development. Consequently, the Company may invest time and financial resources in new technology, such as PCS with no assurance that the Company will be successful in accessing new technology and, even if the Company is successful in its development efforts, that the technology will be commercially viable or will be competitive with the then existing technology.

Lack of Proprietary Technology

     The Company does not have nor does it presently intend to develop proprietary communications technology. As noted above, the Company's participation in the telecommunications industry is dependent upon it obtaining access to technology for new products and services through purchase of equipment and services from large suppliers. Large manufacturers dominate technological development in the wireless communications industry and changes in their methods of distributing such products could reduce access to technology and harm its growth prospects.

Maintenance of Customer Base

     During the year ended December 31, 1995, approximately 3% of the Company's revenues was derived from residual payments from cellular carriers. While the Company presently has a customer base of approximately 16,000 subscribers for which it receives monthly residual payments from the cellular carriers, these subscribers have no long-term contracts and they can terminate their service at any time. Although the residual payments received by the Company as agent for each subscriber typically continue for a period not to exceed three years, the payments can terminate for various reasons at any time and there can be no assurance that a substantial number of subscribers will continue to buy cellular telephone service through the Company. In the event that a significant percentage of these subscribers are lost, there can be no assurance that the Company will be able to replace its customer base from other services.

Dependence Upon Key Personnel

     The Company is highly dependent upon the personal efforts and abilities of its President and Chief Executive Officer, William S. Taylor. The loss of the services of Mr. Taylor could have a material adverse effect on the Company. The Company has entered into a five-year employment agreement with Mr. Taylor commencing on November 15, 1994 and expiring on November 15, 1999. The agreement includes non-disclosure and non-competition provisions. The Company has obtained key-person insurance on his life in the amount of $1,000,000, the proceeds of which are payable to the Company.

Voting Control by Officers, Directors and Related Entities

     The Company's officers and directors and persons which may be considered affiliates of, or related to, such officers and directors beneficially own approximately 12.7% of the Company's outstanding Common Stock. If they voted in the same manner, such stockholders would represent a significant portion of the votes required to elect the entire Board of Directors of the Company and, in general, to determine the outcome of matters submitted to the stockholders for approval.

Absence of Cash Dividends

     The Board of Directors does not anticipate paying cash dividends on the Common Stock in the foreseeable future and intends to retain future earnings to finance the growth of the Company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements and the general operating and financial condition of the Company.

Rights of Common Stockholders May be Materially Limited or Qualified by Rights of Preferred Stockholders

     The Company is authorized to issue 8,000,000 shares of Preferred Stock, $.0l par value ("Preferred Stock"). The Preferred Stock may be issued in series from time to time with such designation rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of a separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including without limitation, the rate of dividends, methods and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Any and all such rights that may be granted to preferred stockholders may be in preference to common stockholders and to common stockholders' detriment. In general, additional shares of Preferred Stock may be issued by the Board of Directors without stockholder approval. In the event of issuance, the Preferred Stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control of the Company. This may have the effect of discouraging third party bidders from ever making a bid, may reduce any premium that such bid could yield to holders of Common Stock over market value and may have a depreciative effect on the price of the Company's Common Stock. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that the Company will not do so in the future. The Company will not publicly offer or sell any shares of Preferred Stock without the consent of the Representative for a period of 24 months from the date of this Prospectus.

Possible Adverse Market Effect of Exercise of Warrants and Limitation on Future Financing

     Assuming the exercise of the A Warrants currently outstanding and being offered by the Selling Securityholders, there will be a 3,470,000 share increase in the number of outstanding shares of Common Stock to a total of approximately 6,527,697 shares. If such exercise occurs within a reasonably short period of time, this increase in the amount of Common Stock in any trading market could cause a substantial reduction in the price of the Common Stock. The Warrants give the respective holders the opportunity to benefit from an increase in the market price of the Common Stock at nominal cost to them. While the Warrants are outstanding, the terms on which the Company may obtain additional financing may be adversely affected.

Possible Adverse Market Effect of Conversion of Debentures and Limitation on Future Financing

     The company has sold $2,715,000 of its Subordinated Convertible Debentures and the Board of Directors has authorized the issuance of up to an aggregate $6,000,000 of the Debentures. Assuming the conversion of the $2,715,000 worth of Debentures outstanding based upon the current market price of the Company's Common Stock, there will be a 1,810,000 share increase in the number of outstanding shares of Common Stock. In the event all $6,000,000 worth of Debentures are sold and converted based on the current market price of the Company's Common Stock there will be a 4,000,000 share increase in the number of outstanding shares of Common Stock. If such conversion occurs within a reasonably short period of time, this increase in the amount of Common Stock in any trading market could cause a substantial reduction in the price of the Company's Common Stock. While the Debentures are outstanding, the terms on which the Company may obtain additional financing may be adversely affected.

Possible Delisting of Securities from NASDAQ or Boston Stock Exchange

     The NASD imposes stringent criteria for continued listing of securities on the NASDAQ SmallCap Market. To maintain the listing of its securities on the NASDAQ Small-Cap Market, the Company must have, among other things, total assets of $2,000,000, capital and surplus of $1,000,000 and, in certain circumstances, a minimum bid price for its common stock of $1.00 per share. In the event the Common Stock or A Warrants are delisted from the NASDAQ Small-Cap Market as a result of losses or otherwise, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's Electronic Bulletin Board. The BSE imposes similar continuing listing requirements. As a consequence of delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. The Company could also suffer a loss of news coverage, and information relating to the Company may become more difficult to obtain, which could in turn result in a decline in the market for the Company's securities and make it more difficult for the Company to obtain additional financing.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the NASDAQ Small-Cap Market and any equity security listed by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such an issuer has been in operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on the NASDAQ Small-Cap Market, or the Company does not have $2,000,000 in net tangible assets, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     Although the Company's Common Stock and A Warrants will, as of the date of this Prospectus, be outside the definitional scope of a penny stock, as they will be listed on the NASDAQ Small-Cap Market, in the event the Common Stock and A Warrants were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely adversely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of holders of the Company's securities to sell their securities in the secondary market.

Risk of Redemption of A Warrants

     The Company may redeem the A Warrants, with the Representative's prior consent, for $0.001 per A Warrant, commencing the first anniversary of the Effective Date, at any time after the closing bid quotation for the Common Stock on NASDAQ is at least $8.00 for 20 consecutive trading days ending three days prior to the notice of redemption. Notice of redemption of the A Warrants could cause the holders thereof to exercise the A Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the A Warrants at the current market price when they might otherwise wish to hold the A Warrants, or to accept the redemption price, which is likely to be less than the market value of the A Warrants at the time of redemption.

Investors May be Unable to Exercise A Warrants

     For the life of the A Warrants, the Company has agreed to maintain a current effective registration statement with the Securities and Exchange Commission relating to the shares of Common Stock issuable upon exercise of the A Warrants. If the Company is unable to maintain a current registration statement, the A Warrant holders will be unable to exercise the A Warrants and the A Warrants may become valueless. Although during the Offering the A Warrants will not knowingly be sold in any jurisdiction in which they are not registered or otherwise qualified, a purchaser of the A Warrants may relocate into a jurisdiction in which the shares of Common Stock underlying the A Warrants are not registered or qualified. If the Company is unable or chooses not to register or qualify or maintain the registration or qualification of the shares of Common Stock underlying the A Warrants for sale in all of the states in which the A Warrant holders reside, the Company would not permit such A Warrants to be exercised and A Warrant holders in those states may have no choice but to either sell their A Warrants or let them expire. Prospective investors and other interested persons who wish to know whether or not the Common Stock may be issued upon the exercise of A Warrants in a particular state should consult with the securities department of the state in question or send a written inquiry to the Company.

Certain Anti-takeover Provisions

     Section 203 of the Delaware General Corporation Law, as amended, contains certain provisions that are normally considered to have the effect of inhibiting a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. However, certain of these provisions may discourage a future acquisition of the Company not approved by the Board of Directors in which stockholders might receive the maximum value for their shares or which a substantial number and even a majority of the Company's stockholders might believe to be in their best interest. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the A Warrants by the Selling SecurityHolders. The Company will apply any amounts paid to the Company by the Selling Securityholders upon exercise of their A Warrants to the Company's working capital.

                           CERTAIN MARKET INFORMATION

      Prior to May 12, 1995, the Company's Common Stock was traded over-the-counter on the National Association of Securities Dealers, Inc.
Automated Quotation ("NASDAQ") Stock Market's Electronic Bulletin Board (the "OTC Bulletin Board").

      The Common Stock and A Warrants are currently traded in the NASDAQ Stock Market's SmallCap Stock Market (the "NASDAQ SmallCap Market") and on the Boston Stock Exchange, under the respective symbols "ELCC" and "ELCCW".

      The following table sets forth the range of high and low bid quotations of the Common Stock and A Warrants, as reported on the OTC Bulletin Board or the
NASDAQ SmallCap Market, for the periods indicated, as adjusted to reflect the 1 for 5 reverse stock split in the second quarter of 1995. These quotations represent inter-dealer quotations, do not include retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions


                                                           COMMON STOCK
                                                       ---------------------
1994                                                   Low            High
- ----                                                   ---            ------

Second Quarter (beginning June 1, 1994)..............  $5.312         $8.75
Third Quarter..........................................$2.50          $5.312
Forth Quarter..........................................$1.25          $5.00

1995
- ----
First Quarter..........................................$2.00          $4.25
Second Quarter (through May 12, 1995)..................$0.75          $4.75


                                  COMMON STOCK                A WARRANTS
                              -------------------           ---------------
1995                          Low            High           Low        High
- ----                          ---            ----           ---        ----
Second Quarter
(beginning May 15,1995)....  $4.75           $5.50          $1.25     $1.375
Third Quarter..............  $4.75           $6.16          $1.12     $1.81
Fourth Quarter.............  $2.00           $4.75          $ .50     $1.1875

1996
First Quarter..............  $1.875          $2.375         $ .375    $ .6875
Second Quarter.............  $1.50           $2.593         $ .375    $1.156


      On July 9, 1996, the closing bid prices of the Common Stock and A Warrants as reported on the NASDAQ SmallCap Market were $1.8125 and $.50 respectively. On July 9, 1996, there were 452 record holders of the Common Stock and 29 record holders of the A Warrants. The Company believes that there are in excess of 1000 beneficial holders of the Common Stock and A Warrants.

                             SELLING SECURITYHOLDERS

      This Prospectus relates to the sale by certain securityholders of the Company (the "Selling Securityholders") of A Warrants. The following table sets forth as of the date hereof certain information with response to the persons for whom the Company is registering the securities for sale to the public. None of such persons has held any position or office with the Company within the past three years. The Company will not receive any of the proceeds from the sale of the securities. The securities offered by the Selling Securityholders are not being underwritten by the Underwriters.

                                     A WARRANTS

                                 Beneficial Ownership                  Beneficial Ownership
                                  Prior to Offering                       After Offering
Name of
Selling                                  A Warrants
Securityholder               A Warrants  Percentage   Offered        A Warrants   Percentage
- --------------               ----------  ----------   -------        ----------   ----------
Technics In
Design & Manufacturing, Inc.  800,000       18.7%     800,000            -0-        0.0%


                                  COMMON STOCK

                          Beneficial Ownership              Beneficial Ownership
                           Prior to Offering                   After Offering
Name of
Selling                                    Shares
Securityholder      Shares    Percentage   Offered          Shares   Percentage
- --------------      ------    ----------   -------          ------   ----------
Steven W. Machan     9,999     .03%         9,999            -0-       0.0%

Joseph Amedure       6,666     .02%         6,666            -0-       0.0%

Ann Marie DeMarco    3,333     .01%         3,333            -0-       0.0%

Richard G. Fishman   6,666     .02%         6,666            -0-       0.0%

Joseph P. Meyer      3,333     .01%         3,333            -0-       0.0%

Nancy H. Scher      37,500     1.2%        37,500            -0-       0.0%

Alan DeFabbio       13,332     .04%        13,332            -0-       0.0%

Angelina Lombardo    6,666     .02%         6,666            -0-       0.0%

Nicole Raineri      16,650     .05%        16,650            -0-       0.0%

                              PLAN OF DISTRIBUTION

     The Selling Securityholders have advised the Company that sales of the Securities may be effected from time to time by themselves, in transactions (which may include transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changes, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer must be in excess of customary commissions).

     The Selling Securityholders, and any broker-dealers that act in connection with the sale of the Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Securities as principals might by deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities act. The Company will not receive any proceeds from the sales of the securities but will receive proceeds from the exercise of A Warrants. Sales of the Securities, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock and A Warrants.

                            DESCRIPTION OF SECURITIES


     The following description relating to the Common Stock and A Warrants of the Company is a summary and is qualified in its entirety by the provisions of the Company's certificate of incorporation, as amended, and by-laws, copies of which are available from the Company upon written request.

Common Stock

     The shares of Common Stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company are subject to the preference given to holders of Preferred Stock; (ii) are entitled to share ratable in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) are not subject to pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto, and (iv) are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold in this Offering when issued and paid for will be, fully paid and non-assessable.

     The Company has paid no cash dividends and it is not anticipated that any cash dividends will be paid in the foreseeable future. In all events, the declaration of cash dividends will depend upon future earnings, if any, the financial needs of the Company, and other pertinent factors.

     The Company intends to furnish its stockholders with annual reports of its operations, containing audited financial statements and with additional information concerning the business and affairs of the Company whenever deemed appropriate by the Board of Directors.

A Warrants

     The A Warrants are governed by and subject to the terms of a warrant agreement as amended (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Company, New York, New York, as the warrant agent (the "Warrant Agent"). The following statements are brief summaries of certain provisions of the Warrant Agreement. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     As of the date hereof, there are 4,270,000 A Warrants issued and outstanding. The Company has reserved an equivalent number of shares of Common Stock for issuance upon the exercise of the A Warrants.

     The Company may redeem the A Warrants with the consent of Investors Associates, Inc. (the "Representative") at any time after May 12, 1996 at a price of $0.001 per A Warrant upon 45 days' prior written notice if the closing bid quotation of the Common Stock on NASDAQ has been at least $8.00 during the 20 consecutive trading days ending on the third day prior to the day on which notice of redemption is given.

     Each A Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.00 per share exercisable until May 12, 1999. The A Warrants contain anti-dilution provisions that protect the Class A warrantholders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications or mergers. Class A warrantholders will not possess any rights as a stockholder of the Company. The shares of Common Stock, when issued upon the exercise of the A Warrants in accordance with the terms thereof, will be fully paid and non-assessable.

     During the time when the A Warrants are exercisable, the Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of A Warrants reside in order to comply with applicable laws in connection with the exercise of the A Warrants and the resale of the Common Stock issued upon such exercise. So long as the A Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under Federal and state securities laws to permit the issuance and resale of Common Stock issuable upon exercise of the A Warrants. However, there can be no assurance that the Company will be in a position to effect such action under the federal and applicable state securities laws, and the failure of the Company to effect such action may cause the exercise of the A Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the A Warrants but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms.

B Warrants

     The Company has authorized the issuance of B Warrants to purchase a maximum of 1,000,000 shares of Common Stock, and has reserved an equivalent number of shares of Common Stock for issuance upon the exercise of such B Warrants. As of the date hereof 990,000 B Warrants have been issued. No fractional shares will be issued upon the exercise of the B Warrants, the Company will pay cash in lieu of fractional shares.

      The Company may redeem the B Warrants at a price of $.001 per warrant at any time after May 12, 1996 upon 45 days' prior written notice if the closing bid quotation of the Common Stock has been at least $8.00 on all 20 of the trading days ending on the third day prior to the day on which notice of redemption is given. Each B Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.00 per share until the fourth anniversary of the Effective Date. On January 20, 1995, the Company agreed to reduce the exercise price of

300,000 B Warrants from $5.00 to $2.50 and amended the exercise period of these 300,000 B Warrants so that they are not exercisable until February 1, 1996. The B Warrants contain provisions that protect the B Warrantholders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications or mergers. B Warrantholders will not possess any rights as a shareholder of the Company. The shares of Common Stock, when issued upon the exercise of the B Warrants in accordance with the terms thereof, will be fully paid and non-assessable. The Company may amend the terms of the B Warrants. The Company has no present intention of amending such terms.

Transfer and Warrant Agent

     The Company's transfer and warrant agent is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, NY 10005.

                                  LEGAL MATTERS

     The validity of the shares of Securities offered hereby will be passed upon for the Company by the Sommer & Schneider LLP, 600 Old Country Road, Suite 535, Garden City, NY 11530. A partner of the firm of Sommer & Schneider LLP owns 10,000 shares of the Company's Common Stock. EXPERTS

     The consolidated financial statements of Electronics Communications Corp. at December 31, 1995 and 1994 and for the years then ended incorporated by reference in this Prospectus and the Registration Statement have been examined by Stetz, Belgiovine CPAs, P.C. independent public accountants, as of and for the periods indicated whose report thereon appears elsewhere in the Prospectus. Such financial statements have been included in reliance upon the report of Stetz, Belgiovine CPAs, P.C. given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      Estimated expenses in connection with the issuance and distribution of the Securities to be registered are as follows:

     Securities and Exchange Commission         $    1,737.80
     Accounting                                      2,000.00
     Printing                                        2,000.00
     Legal Fees and Disbursements                   15,000.00
     Miscellaneous                                   1,000.00
                                                -------------
                                                $   21,737.80
                                                =============

     The Selling Securityholders will not bear any portion of the expenses of this Offering. The Company will therefore bear all expenses of this Offering.

Item 15. Indemnification of Officers, Directors and Others

     Pursuant to the Company's certificate of incorporation, as amended, and Bylaws, filed as exhibits hereto, the Company shall indemnify its directors, officers, employees and agents to the fullest extent permissible under the General Corporation Law of the State of Delaware, as effective from time to time, or any other applicable law.

     Under Section 145 of the Delaware General Corporation Law, the Company has the power to indemnify directors, officers, employees and agents under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     The Company's certificate of incorporation, as amended, and by-laws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase which was illegal under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit.

      The foregoing provisions may provide indemnification against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy.

     Item 16.  Exhibits

Exhibit                                                        Incorporated by
  No.     Description                                           Reference to
- -------   -----------                                         ------------------

4.2       Form of Warrant Certificate                                 (1)

4.3       Form of Warrant Agreement                                   (2)


5.1       Opinion of the Law Offices of Herbert H. Sommer,
          including consent                                           (3)

23.1      Consent of Stetz, Belgiovine CPAs, P.C.                     (3)

23.2      Consent  of the Law  Offices of Herbert H. Sommer
          (included in Exhibit 5.1)                                   (3)

24        Power of Attorney  (Contained on Page II-6)                 (3)

- ----------
(1) Incorporated by reference to Amendment No. 1 to Registration Statement on Form SB-2 (File No. 33-89336).

(2) Incorporated by reference to initial Registration Statement on Form SB-2 (File No. 33-89336).

(3)  Filed herein.

Item 17.  Undertakings


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, Bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
     (4) or 497(h) under the Securities Act as part of this registration statement at the time the SEC declared it effective, and

(5) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of New Jersey, on June 25, 1996.

                                   ELECTRONICS COMMUNICATIONS CORP.

                                   By:    /s/ William S. Taylor
                                       ------------------------------
                                       William S. Taylor, Chairman of the Board


                                POWER OF ATTORNEY

     Each person whose signature to this Registration Statement below hereby appoints William S. Taylor and Les Winder or either of them, without joinder of the other, as his/her attorney-in-fact to sign in his/her behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such charges and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                     Title                              Date
     ---------                     -----                              ----

/s/ William S. Taylor         Chairman of the Board,             July 9, 1996
- --------------------------    Chief Executive Officer,
William S. Taylor             President (Principal Executive
                              and Financial Officer)

          *                   Vice President and Treasurer       July 9, 1996
- --------------------------
Les Winder



          *                   Director and Secretary             July 9, 1996
- --------------------------
Brenda Taylor


          *                   Controller                         July 9, 1996
- --------------------------
Andrew A. Miller


                              Director                           July ___, 1996
- --------------------------
Mal Gurian

                              Director                           July ___, 1996
- --------------------------
Ira J. Tabankin


          *                   Director                           July 9, 1996
- --------------------------
Robert DePalo




/s/ William S. Taylo
- --------------------------
*By William S. Taylor

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of New Jersey, on April 25, 1996.

                                   ELECTRONICS COMMUNICATIONS CORP.

                                   By:____________________________________
                                      William S. Taylor, Chairman of the Board

                                POWER OF ATTORNEY


     Each person whose signature to this Registration Statement below hereby appoints William S. Taylor and Les Winder or either of them, without joinder of the other, as his/her attorney-in-fact to sign in his/her behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such charges and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                     Title                              Date
     ---------                     -----                              ----

/s/ William S. Taylor         Chairman of the Board,             April 25, 1996
- --------------------------    Chief Executive Officer,
William S. Taylor             President (Principal Executive
                              and Financial Officer)

                              Vice President and Treasurer       April 25, 1996
- --------------------------
Les Winder



                              Director and Secretary             April 25, 1996
- --------------------------
Brenda Taylor


                              Controller                         April 25, 1996
- --------------------------
Andrew A. Miller


                              Director                           April 25, 1996
- --------------------------
Mal Gurian

                              Director                           April 25, 1996
- --------------------------
Ira J. Tabankin

                              Director                           April 25, 1996
- --------------------------
Robert DePalo